EXHIBIT 10.19

                 IGNITE LLC / LIONS GATE FILMS, INC.
              IGNITE FILMS / DEVELOPMENT FUND - DEAL MEMO
                          FEBRUARY 15, 2001


The following shall confirm the terms and conditions of the Agreement between Lions Gate Films, Inc., its subsidiaries, successors and affiliates (the "Company") and Ignite LLC ("Ignite LLC") with respect to Ignite Films ("Ignite Films") and its development fund.

1. IGNITE FILMS. Ignite Films will operate as a division of the Company at Company's option. Ignite Films will develop and produce theatrical-level films (as such term is commonly used in the entertainment industry) for the Company, if the Company determines to utilize Ignite Films, otherwise all production may be under the Company or another of its subsidiaries.

       a. STAFFING. Company will establish Ignite Films as a "Label". "Label" shall mean a brand under which Lions Gate may elect to produce any given picture. Ignite Films will be staffed as follows: Marc Butan ("Butan") will serve as as President of Ignite Films and Scott Bernstein ("Bernstein") will serve as Vice President of Ignite Films provided that Company decides to utilize it in a production capacity. If Company determines not to utilize Ignite Films for production, then in that event Butan will serve as an Executive Vice President of Production of Company and Bernstein as a Vice President of Production of Company. Butan and Bernstein shall share one assistant. Company will employ John Sacchi as Director of Development of Ignite Films or Company, as it may be determined through May 31, 2001 at a salary of $3,333.33 per month. As a condition precedent to this Agreement, Company will execute: (i) a two-year employment agreement with Butan and (ii) a one-year agreement with Bernstein. Butan shall report to the President of Production, currently Michael Paseornek; Bernstein shall report to Butan. All employees of Ignite Films will be exclusive to the Company, except as set forth herein or within employee's contracts with the Company. Except as set forth herein, all results and proceeds of the work of Ignite Films and its employees shall be the property of the Company.

       b. OPERATIONS. Ignite Films shall be operated pursuant to guidelines imposed by the Company.

       c. PRODUCTION. Ignite Films shall produce each Picture produced hereunder as instructed by the Company in all matters, including those involving artistic taste and judgement.

2. DEVELOPMENT FUND. Ignite LLC will contribute $500,000 to a "replenishing" development fund (the "Fund") for the benefit of the Company. Monies from the Fund shall be used to finance the cost of acquiring, optioning or developing ideas, concepts, literary or dramatic material or properties (collectively, "Material"; individually, a "Project") for possible production as a theatrical motion picture.

       a. MECHANICS. A Writers Guild signatory (or such other appropriate entity) of the Company shall serve as the entity acquiring or optioning all Material acquired or optioned by monies from the Fund. An amount equal to the Fund's actual third party costs in connection with a Project, plus interest (at the Prime Rate plus 1%) shall be paid to the Fund by Company (or Company's production entity) no later than the first day of the

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          Project's principal photography.  Upon such payment,
          such amount shall "replenish" the Fund (i.e. such amount shall serve to increase the balance of the
          Fund). The bank account for the Fund shall be set up by Company at Union Bank. Company shall provide regular accountings in connection with the Fund. If the Fund does not have sufficient monies to engage in the development of a project, which project both Company and Ignite desire to develop, then with the consent of Company and Ignite, Company may advance such necessary monies and recoup from Producer fees payable to Ignite Shareholders.

       b. ACCESSING THE FUND. The Fund's cash shall be kept in an separate interest-bearing joint account of Ignite LLC and the Company. Accessing the Fund will require the mutual approval of designated representatives of the Company and Ignite LLC. The Company hereby assigns Michael Paseornek as its representative and Ignite LLC hereby assigns Marc Butan as its representative.

       c. FEES TO IGNITE LLC. Any Project optioned, acquired or developed by the Fund and subsequently produced by the Company shall result in: (i) a fee equal to $150,000 being paid to Ignite LLC, on a 20/60/10/10 basis, increasing at a rate of 15% per project produced hereunder on an annual basis (February to February with increase based on the basic $150,000 such that it goes to $172,500 and then $195,000) with the fee reverting back to $150,000 at the beginning of each succeeding year, and (ii) contingent compensation to Ignite LLC equal to 15% of Lions Gate's Adjusted Gross Receipts (All gross revenues received by or credited to Lions Gate, its parent, affiliates and subsidiary companies arising from the exploitation of the Project in any and all media (now known or hereafter devised) after deduction by Lions Gate on a continuous basis of (i) distribution fees calculated as follows: 25% of U.S. Gross receipts and 25% of foreign receipts (provided that if Lions Gate engages a third party distributor with respect to any foreign territory, in no event shall the aggregate distribution fees exceed 35%); (ii) all actual third party out-of-pocket distribution expenses (including a reasonable reserve for guild residuals) plus actual interest thereon; (iii) recoupment of Lions Gate contribution to the negative cost of the Project (i.e. all costs related to the development and production of the Project, specifically excluding overhead charges or allocations) plus actual interest thereon; and (iv) all other mutually approved deferments paid to third parties.) Ignite LLC shall receive fees and contingent compensation on any subsequent production based on any Project as set forth above. Notwithstanding the foregoing, on any Project with a budget less than $3.0 million, the parties hereto agree to negotiate Ignite LLC's fee in good faith. The Producer fees are for the exclusive benefit of Ignite LLC's shareholders.

       d. RECOUPMENT OF COSTS BY COMPANY. Company shall be entitled to a $200,000 fee on any Project produced hereunder. In addition, Company shall be entitled to be reimbursed $216,667 from the first Producer fees payable to Ignite LLC hereunder.

3.   CURRENT PROJECTS.

       a. CURRENT PROJECTS BETWEEN IGNITE LLC AND COMPANY. Existing projects include "The Auteurs", "Into The Abyss", "Security Council", "Return To Morality" and "Time Killer". All terms on these projects shall be as set forth within this Agreement as if such projects were developed through the Fund.  Notwithstanding
          the foregoing, with regard to: (i) "The Auteurs", Ignite LLC's fee shall be negotiated in good faith; (ii) "Into The Abyss", Ignite LLC shall receive a fee of $100,000 and no contingent compensation; (iii) "Time Killer", Company shall finance 50% of the project's development costs up to a
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          cap of  $37,500.00. Ignite LLC's development costs
          on "Time Killer" were paid out of the Fund. The development costs are set forth on the schedule
          (Exhibit "A") attached to this agreement and incorporated herein by reference.

       b. THIRD PARTY PROJECT. Third party projects include "Clique". This project shall proceed pursuant to Ignite LLC's obligations to Sony Pictures, Inc. The obligations referred to herein are set forth in the Third Party schedule (Exhibit "B") attached hereto and made a part hereof. During the period in which the services of Butan and/or Bernstein are utilized on third party projects, the applicable employment agreement with Lions Gate shall be suspended and extended.

       c. OTHER CURRENT IGNITE LLC DEVELOPMENT PROJECTS. Other Ignite LLC development projects, which include "A Chance For Both Barrels" and "The Bet" shall be subject to the terms of this Agreement. Ignite LLC's development costs on these projects will be paid out of the Fund. The development costs are set forth in the schedule (Exhibit "A") attached to this agreement and incorporated herein by reference.

4. First Look Agreement. Except as set forth herein, the parties hereto agree to terminate all obligations to each other pursuant to the First Look Agreement. As of the date hereof, Lions Gate has advanced $216,667.00 to Ignite LLC. Such amount shall recouped by Lions Gate pursuant to Paragraph 2(d) above.

5. Funding Of The Fund. Ignite LLC shall contribute all of its cash-on-hand (less any reserve for the costs of winding-up its operations) to the Fund as of the last day of active operations of Ignite LLC. Ignite LLC shall pledge to the Fund (the "Pledge") an amount equal to $500,000 less (a) cash-on-hand contributed to the Fund and (b) expenses incurred to date on Projects deemed to have been paid out of the Fund as set forth in the Agreement (Exhibit A). The Pledge shall be paid out of the next moneys received by Ignite LLC from any and all sources. Attached hereto and incorporated herein by reference is a schedule (Exhibit "C") of all accounts receivable of Ignite LLC. In this regard Ignite will execute all documents necessary to give full force and effect to its Pledge.

6. Term. The term of this Agreement shall be two years, commencing on February 15, 2001. At the expiration of the Term, any amounts in the Fund shall revert to Ignite LLC. Any project in-house which does not proceed to production within three (3) years after acquisition or two (2) years of expiration of the Term which ever is the earlier will revert to and be assigned to Ignite LLC subject to reimbursement to Company of any actual direct third party costs plus interest and contractual committments (specifically excluding overhead and allocations) in excess of the Fund, such amount to be payable to Company no later that the first day of principal photography of such project.

7. Credit. If Company determines to utilize Ignite Films, Ignite Films shall receive a first position production credit on each Project produced hereunder and which credit may be shared. Ignite Films' staff shall be awarded "Produced by", "Executive Producer", or "Co-Producer" credits within Ignite LLC's reasonable discretion, subject to: (i) Lions Gate's approval, such approval not to be unreasonably withheld; (ii) third party obligations;
     and (iii) said credits being shared. Notwithstanding the foregoing, all credits are subject to Legal, Financial and Corporate approvals including but not limited to CAVCO approval if the project is produced as a Canadian Content project.

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8.   Miscellaneous Expenses.  Company shall provide Ignite Films'
     employees with office space, equipment, services and supplies necessary to conduct business. Company shall assume and pay Ignite LLC's remaining obligation pursuant to its copier lease, which expires on January 6, 2002. A copy of the copier lease is attached hereto as well as the service agreement duly assigned to Company per Exhibit "D" attached hereto..

9. Representations And Warranties. Ignite LLC represents and warrants that Ignite LLC: (i) has the full right, power and authority to enter into this Agreement and (ii) is not subject to any conflicting obligation or disability of any kind which will or might prevent it from, or interfere with, the execution and performance of this Agreement.

10. Indemnification. Ignite LLC shall indemnify and hold Company, its successors, assigns, affiliates, agents, officers, directors, employees and shareholders harmless from and against any liability, claim, cost, damage, or expense (including attorney's fees) arising out of or in connection with any breach by Ignite LLC of any representation or warranty contained in this Agreement. Company shall indemnify and hold Ignite LLC, its successors, assigns, affiliates, agents, officers, directors, employees and shareholders harmless from and against any liability, claim, cost, damage, or expense (including attorney's fees) arising out of or in connection with any breach by Compay of any representation or warranty contained in this Agreement.

11. Miscellaneous. This Agreement shall be governed by the laws of the State of California and shall not be modifed except by a written document executed by both parties hereto.

       a) Assignment of Name.    Ignite Film LLC exclusively
          assigns under the provisions of this Agreement its name and trademark interest in and to "Ignite
          Entertainment', Ignite Films or any other usage of the name "Ignite" to Company in perpetuity.

       b) The Fund. If the Fund is not utilized then no economic obligations are imposed on Lions Gate or Ignite LLC relating to the Fund.

ACCEPTED AND AGREED:


LIONS GATE FILMS, INC.

/s/ WAYNE LEVIN
--------------------
Wayne Levin
Executive Vice President

IGNITE LLC

/s/ MARC BUTAN
--------------------
Marc Butan
President

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                              EXHIBIT A

   PROJECTS / AMOUNTS DEEMED TO HAVE BEEN PAID OUT OF THE FUND


          1.   "Time Killer" - $30,085.43

          2.   "A Chance For Both Barrels" - $5,008.00.

          3.   "The Bet" - $25,777.77

          4.   "Return To Morality - $15,113


                              EXHIBIT B

                        THIRD PARTY PROJECTS

          1. "CLIQUE" - Attached to produce this picture for Sony's Screengems Unit.

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